EXHIBIT 12.1

Foundation Coal Corporation and Subsidiaries

(An Indirect Wholly Owned Subsidiary of Foundation Coal Holdings, Inc.)

Computation of Ratio of Earnings to Fixed Charges

(Amounts in thousands, except ratio)

	Successor			Predecessor
	Twelve Months Ended December 31, 2006	Twelve Months Ended December 31, 2005	For the Period From February 9, 2004 (date of formation) Through December 31, 2004	Seven Months Ended July 29, 2004	Twelve Months Ended December 31,
					2003	2002
Earnings:
Income (loss) from continuing operations before income tax	$37,680	$137,534	$27,664	$(142,415)	$25,817	$38,198
Adjustments:
Interest expense[a]	68,350	63,217	27,877	20,261	51,219	54,519

	$106,030	$200,751	$55,541	$(122,154)	$77,036	$92,717

Fixed Charges:
Interest expense	$64,525	$59,495	$26,677	$18,010	$46,903	$48,930
Portion of rental expense representative of interest	3,825	3,722	1,200	2,251	4,316	5,589

	$68,350	$63,217	$27,877	$20,261	$51,219	$54,519

Ratio of earnings to fixed charges	1.6	3.2	2.0	[b]	1.5	1.7

[a]	Includes interest expense and portion of rental expense representative of interest.
[b]	The ratio was less than 1:1 for the period from January 1, 2004 to July 29, 2004 as earnings were inadequate to cover fixed charges by the deficiency of $142.4 million.